EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS SHAREHOLDER EQUITY UP 25%

AND SECOND QUARTER NET INCOME OF $1,077,000

PALM SPRINGS, CA: August 1, 2007—Canyon Bancorp (OTCBB: CYBA) today announced an increase of 25 percent in shareholders equity to $26.9 million at June 30, 2007 from $21.6 at June 30, 2006. Other financial highlights for the second quarter 2007, compared to the same period in 2006, include a 22 percent increase in book value per share to $11.49 and a 21 percent increase in net loans to $220.0 million.

Canyon Bancorp earned $1,077,000 or $0.45 per diluted share for the second quarter ended June 30, 2007 compared to income of $1,063,000 or $0.44 per diluted share for the second quarter of 2006. For the six months ended June 30, 2007, Canyon Bancorp earned $2,149,000, or $0.89 per diluted share compared to $2,009,000 or $0.83 per diluted share for the same period of 2006.

President and CEO Stephen G. Hoffmann said, “We are very proud of the continued financial success, as evidenced by the growth in loans, capital and profits during the second quarter and first half of 2007.”

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	6/30/2007 (Unaudited)	12/31/2006 (Audited)	6/30/2006 (Unaudited)
Assets
Cash and cash equivalents	$16,945	$20,569	$19,720
Interest-bearing deposits in other financial institutions	1,382	2,000	4,600
Investment securities available for sale	12,063	14,250	23,730
Federal Home Loan Bank and Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,585	1,558	1,527
Loans held for sale	390	752	1,534
Loans receivable, net	220,034	202,881	181,186
Furniture, fixtures and equipment	4,363	4,548	4,723
Income tax receivable	—	276	—
Deferred tax asset	1,722	1,713	1,476
Other assets	2,122	3,821	1,496

Total Assets	$260,606	$252,368	$239,992

Liabilities and Stockholders’ Equity

Deposits:
Demand deposits	$78,878	$90,248	$86,491
NOW accounts	11,461	9,645	8,836
Savings and money market	80,076	67,770	72,923
Time certificate of deposits	61,239	58,767	48,409

Total Deposits	231,654	226,430	216,659

Other Liabilities	2,042	1,515	1,768

Total Liabilities	233,696	227,945	218,427

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; authorized 10,000,000 shares; 2,342,338, 2,316,627 and 2,180,479 shares issued and outstanding as of June 30, 2007, December 31, 2006 and June 30, 2006, respectively [1]	21,153	20,803	5,452
Additional paid-in capital	—	—	12,007
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale	(118)	(106)	(298)
Retained earnings	5,875	3,726	4,404

Total Stockholders’ Equity	26,910	24,423	21,565

Total Liabilities and Stockholders’ Equity	$260,606	$252,368	$239,992

[1]

On June 30, 2006 Canyon National Bank’s Plan of Reorganization was consummated to form a bank holding company, Canyon Bancorp. On the date of consummation, 2,180,479 shares of Canyon National Bank, $2.50 par value, were exchanged for the same number of shares of Canyon Bancorp, no par value. Shares outstanding prior to June 30, 2006 were issued by Canyon National Bank.

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CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three and six months ended June 30, 2007 and 2006

(Dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Interest income:
Loans receivable	$4,921	$4,113	$9,741	$7,980
Federal funds sold	210	302	389	482
Interest bearing deposits in other financial institutions	20	51	37	88
Investment securities available for sale	155	241	296	475

Total Interest Income	5,306	4,707	10,463	9,025

Interest expense on deposits and other borrowings	1,452	938	2,796	1,740

Net Interest Income	3,854	3,769	7,667	7,285
Provision for loan losses	110	100	200	325

Net Interest Income After
Provision for Loan Losses	3,744	3,669	7,467	6,960

Noninterest income:
Service charges and fees	174	144	339	279
Loan related fees	87	134	266	301
Lease administration fees	185	365	407	674
Automated teller machine fees	184	154	347	299

Total Noninterest Income	630	797	1,359	1,550

Noninterest expenses:
Salaries and employee benefits	1,224	1,387	2,654	2,702
Occupancy and equipment expense	355	368	727	695
Professional fees	124	73	194	180
Data processing	140	138	283	262
Marketing and advertising expense	100	117	215	220
Director and shareholder expense	153	142	265	239
Other operating expense	465	449	873	824

Total Noninterest Expenses	2,561	2,674	5,211	5,122

Earnings before income taxes	1,813	1,792	3,615	3,388
Income Tax Expense	736	729	1,466	1,379

Net earnings	$1,077	$1,063	$2,149	$2,009

Earnings Per Share:
Basic	$0.46	$0.46	$0.92	$0.88
Diluted	$0.45	$0.44	$0.89	$0.83

Weighted Average Shares Outstanding:
Basic	2,339,693	2,287,588	2,331,404	2,279,617
Diluted	2,420,291	2,413,313	2,423,203	2,410,585

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CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]		Six Months Ended [1]
	6/30/2007	6/30/2006	6/30/2007	6/30/2006
Return on average equity	16.30%	20.05%	16.76%	19.44%
Return on average assets	1.63%	1.70%	1.65%	1.63%
Yield on interest earning-assets	8.58%	8.12%	8.57%	7.99%
Cost of interest-bearing liabilities	3.81%	2.76%	3.77%	2.63%
Net interest margin	6.23%	6.50%	6.28%	6.45%
Non-interest income / average assets	0.95%	1.28%	1.04%	1.27%
Non-interest expense / average assets	3.88%	4.28%	4.00%	4.20%
Net non-interest expense / average assets	2.92%	3.01%	2.95%	2.93%
Net charge-offs/(recoveries) to average loans	0.00%	0.01%	0.14%	-0.03%

	as of:
	6/30/2007	12/31/2006	6/30/2006
Capital to assets ratio	10.33%	9.68%	8.99%
Allowance for loan losses / gross loans	1.55%	1.66%	1.77%
Loan to deposit ratio	95.0%	91.4%	83.6%
Adversely classified loans to gross loans	1.4%	1.1%	1.1%
Demand deposit accounts / total deposit accounts	34.1%	39.9%	40.0%
Book value per share [2]	$11.49	$10.54	$9.42

[1]	Interim periods annualized

[2]	Prior year restated for past stock dividends and splits